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EXHIBIT 10.2


[IMPERIAL BANK LETTERHEAD]


March 24, 1995




Mr. Donald Kushner
The Kushner-Locke Company
11601 Wilshire Blvd., 21st Floor
Los Angeles, CA 90025



RE: Modifications to the Borrowing Base Structure and Three Month Extension of the Third Amended and Restated Credit Agreement (the "Credit Agree-ment") among Kushner-Locke Company and Imperial Bank, dated as of February 9, 1990 and as amended and restated as of December 14, 1990, May 1, 1992, August 31, 1993, August 15, 1994 and December 21,
      1994.



Dear Mr. Kushner:


     You have requested that Imperial Bank as Agent modify the borrowing base structure of the Credit Agreement as of 3/31/95 based on the projected proforma borrowing base numbers provided to the Bank through the term of the credit facility. Upon review of these numbers, we agree to modify the borrowing base structure as outlined below.


     Additionally, we have requested certain financial information from Lenore Nelson to begin working on an extension of the credit facility. At this time, we are also extending the maturity of the credit facility for 90 days until September 30, 1995. This will allow time for the receipt and analysis of the requested information, and the process of working out with you the details and structure of the request. As you are aware, we would like to bring in another bank to participate in the Company's credit facility. The short term extension will also allow time for another bank to get comfortable with the Company's numbers and projections, upon receipt of the information.


BORROWING BASE MODIFICATIONS:

     The definition of "Borrowing Base Availability" shall now read, "at any date of determination, the lesser of: (i) an amount equal to the sum of (a) the lesser of the Tier 1 Borrowing Base or $15,000,000; plus (b) the lesser of the Tier 2 Borrowing Base or $4,000,000; plus (c) the lesser of the Tier
3 Borrowing Base or $6,000,000; plus (d) the lesser of the Tier 4 Borrowing Base or $2,500,000 for the month end reporting as of March, May, June, August and September, 1995, or $4,000,000 for the month end reporting as of April 1995, or (ii) $15,000,000, minus, in both cases, (A) the aggregate then outstanding principal amount of all Advances and Letter of Credit Usage under the Credit Facility; and minus (B) the aggregate amount of any then imposed Third Party Financing Reserve."




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     The definition of "Tier 2 Borrowing Base" shall now include "at any date of determination, including all foreign obligors, an amount equal to the aggregate of the following..."

     The definition of "Tier 3 Borrowing Base", section (a) shall now read "Fifty percent (50%) of Borrower's Eligible Contract Receivables from Approved Account Debtors or Approved Domestic Licensees with respect to Incomplete Product..."

     The definition of "Tier 4 Borrowing Base" shall be reinstated and shall now include, "at any date of determination, an amount equal to the lesser of:

     (a)  Ten percent (10%) of the net book value of Completed Product that has been released....; plus

     (b) Ten percent (10%) of the net book value of Completed Product that has been acquired...; or

     (c) The amount of $2,500,000 for the Borrowing Base presented as of month end in the month of March, May, June, July, August and September
          1995 and the amount of $4,000,000 in the month of April 1995."

     Notwithstanding anything to the contrary set forth in clauses (a), (b) or
(c) above..."

     The foregoing modifications are without prejudice to the Bank's rights to enforce all other terms and conditions of the Credit Agreement and these modifications will not be effective beyond the date defined or in any other manner obligate the Bank concerning this Revolving Facility.

     If you agree to these modifications and extension, please execute the enclosed copy of this letter. Please return the executed copy along with the $16,000 fee for the 90 day extension (pro rata 1% loan fee) no later than March 29, 1995 to become effective.


Sincerely yours,


[Signature of Janice Zeitinger]


Janice Zeitinger
Vice President




Acknowledged and agreed April 11, 1995
KUSHNER-LOCKE COMPANY


By: [Signature of Donald Kushner]


Title:


cc: Lenore Nelson, Ken Libkin, Morgan Rector